EXHIBIT 99.1

Est. 1910

FIRST NORTHERN BANK

Celebrating 110 Years!

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:       Louise A. Walker                                                                                    January 28, 2022
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
Year End 2021 Net Income of $14.2 Million
5% Stock Dividend Declared

Dixon, California—First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported year ended 2021 net income of $14.2 million, or $1.00 per diluted share, up 16.7% compared to net income of $12.2 million, or $0.85 per diluted share, for the year ended 2020.   Net income for the quarter ended December 31, 2021 totaled $3.2 million, or $0.23 per diluted share, compared to net income of $3.4 million, or $0.23 per diluted share, for the quarter ended December 31, 2020.

Total assets as of December 31, 2021 were $1.90 billion, an increase of $243.7 million, or 14.7%, compared to December 31, 2020. Total deposits as of December 31, 2021 were $1.73 billion, an increase of $250.1 million, or 16.9%, compared to December 31, 2020. Total net loans (including loans held-for-sale and loans totaling $37.3 million made under the SBA’s Paycheck Protection Program (PPP)) as of December 31, 2021 were $853.8 million, a decrease of $31.2 million, or 3.5%, compared to total net loans (including loans held-for-sale and loans totaling $155.0 million made under the SBA’s PPP) of $885.0 million as of December 31, 2020.  The decrease in net loans was primarily driven by payoffs and forgiveness on loans made under the SBA’s PPP.  Excluding these PPP loans, net loan growth for the year ended 2021 was $86.5 million, or 11.9%, compared to the same period in 2020.1  The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of December 31, 2021.

1 The presentation of net loan growth, excluding loans under the SBA’s PPP, is a non-GAAP financial measure.  Management believes that this non-GAAP financial measure is useful to investors in light of the short-term and non-recurring impact of loans made under the SBA’s PPP on the Company’s financial statements.

Commenting on the Company’s financial results, President & Chief Executive Officer Louise Walker stated, “We are pleased to announce First Northern Community Bancorp recorded another year of strong financial performance for 2021.  We posted year-over-year double digit growth in net income, total deposits, total loans (excluding PPP), and total assets.  While total net loans decreased as a result of payoffs and forgiveness on loans made under the SBA’s Paycheck Protection Program, First Northern posted increases in commercial real estate, agriculture and residential mortgage loans.  Other bright spots for 2021 included improving credit quality and growth in non-interest income including service charge income and debit card income, which was partially offset by a decline in gains on loans held for sale, compared to the year ended 2020.”

There was no provision for loan losses for the three months ended December 31, 2021, compared to a provision for loan losses of $800,000 for the same period in 2020.  Reversal of provision for loan losses totaled $1,500,000 for the year ended December 31, 2021, compared to a provision for loan losses of $3,050,000 for the same period in 2020.  The reversal of provision for loan losses was primarily due to a decrease in specific reserves on loans to one borrower coupled with an overall decrease in qualitative factors resulting from improvements in overall economic conditions.

The Company also reported that at their regular meeting on January 27, 2022, the Board of Directors approved the payment of a 5% stock dividend payable March 25, 2022 to shareholders of record as of February 28, 2022.  All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn and Rancho Cordova. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 11 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended September 30, 2021 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain Òforward-looking statementsÓ about First Northern Community Bancorp and its subsidiaries (the ÒCompanyÓ). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s expectations about our assessment of economic conditions and their impact on our business, and the payment of a stock dividend and timing thereof, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov

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